UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 18, 2004

Online Resources Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-26123	52-1623052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7600 Colshire Drive, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-394-5100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On October 18, 2004, Online Resources Corporation ("Online") executed an Agreement and Plan of Merger ("Merger Agreement’) with Incurrent Solutions, Inc. ("Incurrent"). The Merger Agreement was announced on the same day. Under the Merger Agreement, Incurrent will merge into Incurrent Acquisition, LLC, a wholly-owned subsidiary of Online.

Pursuant to the Merger Agreement, Online will issue 1,000,000 restricted shares and pay $8,000,000 in cash to acquire Incurrent. Approximately $1,580,000 of the cash will be used to satisfy payment obligations of Incurrent arising from the merger. The balance of the cash and the shares will be allocated among and paid to the Incurrent shareholders. If, however, the value of the Online shares at the closing of the merger is less than 40% of the total consideration payable to the Incurrent shareholders, the Incurrent preferred shareholders have the right to have Online issue additional shares to all the Incurrent shareholders and decrease the total cash consideration payable to the Incurrent shareholders, at the rate of $7.00 for each additional share issued, so that all of the shares issued in the merger will constitute 40% of the total merger consideration payable to the Incurrent shareholders.

Online has agreed, if it files any registration statement for the sale of its shares, to allow the Incurrent shareholders to sell their shares under this registration. For those who do not exercise their right to sell or are precluded from selling their shares, based upon underwritten reductions, Online has agreed to use its best efforts to have a registration statement declared effective by 120 days after the closing of the merger, if no other registration statement is filed, or 120 days after the effectiveness of any registration statement filed after the merger.

Item 9.01. Financial Statements and Exhibits.

(c) See Exhibit Index

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Online Resources Corporation

October 21, 2004	By:	Catherine A. Graham

Name: Catherine A. Graham
Title: Executive Vice President, Chief Financial Officer and Secretary

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Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger Among Online Resources Corporation, Incurrent Acquisition, LLC and Incurrent Solutions, Inc.
99.1	Press Release, dated October 18, 2004